Exhibit 99.1

Advancis Pharmaceutical Completes $12 Million Credit Facility

Company Adds $7 Million of Non-Dilutive Cash to Balance Sheet

          GERMANTOWN, Md., July 6 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced it has entered into a $12 million senior secured credit facility with Merrill Lynch Capital (“Merrill Lynch”), consisting of an $8 million term loan (the “Term Loan”) and a $4 million revolving loan facility (the “Revolver”). The Company expects to use the proceeds from the credit facility to repay existing indebtedness of approximately $1 million and for general corporate purposes.

          The $8 million Term Loan was drawn in its entirety at closing on June 30, 2006, and carries a maturity of three years, with equal monthly payments of principal. Interest on the outstanding balance of the Term Loan is payable monthly at an annual rate equal to the one month LIBOR rate plus 500 basis points. Advancis issued no stock warrants or other dilutive securities in conjunction with the creation of the credit facility. The Company expects to repay the loan with cash flow from operations.

          The Revolver provides for an additional $4 million in borrowing capacity with a maturity of 45 months from closing, with an interest rate equal to the one month LIBOR plus 375 basis points. Credit available under the Revolver will be a percentage of Advancis’ accounts receivable due from third-parties. Advancis expects its accounts receivable balance to increase significantly over the second half of 2006 resulting from the expected launch and sales of the new 750mg strength of the Company’s cephalosporin antibiotic, Keflex(R).

           “We are very pleased to have closed this credit facility and appreciate the support and confidence from our lender, Merrill Lynch, in completing the agreement,” said Edward M. Rudnic, Ph.D., president and CEO of Advancis. “The new facility provides Advancis increased financial flexibility and we anticipate it will allow us to continue our long-term strategies of aggressively commercializing our Keflex products and developing our portfolio of proprietary once-daily PULSYS product candidates.”

          Additionally, with the repayment of the Company’s previous notes payable, $0.5 million of cash held as collateral has now become unrestricted. Advancis has not changed its expected level of spending as a result of the credit facility and the Company’s prior guidance for cash, cash equivalents and marketable securities at year-end 2006 of approximately $5 million has been increased to $12 million to $13 million.

          About Advancis Pharmaceutical:

          Advancis Pharmaceutical Corp. (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front- loaded staccato bursts, or “pulses,” are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

          This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis’ current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,” “intend,” “anticipate,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward- looking.

          The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company’s financial results and the ability of the Company to (1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner with favorable results, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy and reach its sales goals, (11) successfully attract and retain collaborative partners and have its partners fulfill their obligations, (12) successfully sell and market its products, and (13) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

SOURCE  Advancis Pharmaceutical Corporation
          -0-                              07/06/2006
          /CONTACT:  Robert Bannon, Sr. Director, Investor Relations of Advancis Pharmaceutical Corporation, +1-301-944-6710, ir@advancispharm.com/
          /Web site:  http://www.advancispharm.com/